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Exhibit 14.1

PERFICIENT, INC.

CORPORATE CODE OF BUSINESS CONDUCT AND ETHICS

Effective as of April 26, 2004

PERFICIENT, INC.

CORPORATE CODE OF BUSINESS CONDUCT AND ETHICS

Effective as of April 26, 2004

        This Corporate Code of Business Conduct and Ethics (including the Addendums hereto, this "Code") of Perficient, Inc. (the "Company(1)") was adopted by the Board of Directors of the Company (the "Board") effective as of the date set forth above. This Code replaces the Company's Corporate Governance Policies as in effect immediately prior to the effectiveness of this Code. This Code sets forth the Company's expectations regarding the conduct of employees(2) and directors of the Company while acting on the Company's behalf and also is designed to provide guidelines for dealing with fellow employees, customers, vendors, stockholders, competitors, the communities where we work, conflicts of interest, illegal or unethical behavior and trading in the Company's securities. The Board may amend this Code at any time, consistent with requirements of applicable laws, rules and regulations (including the listing standards of The NASDAQ Stock Market (the "NASDAQ")).

(1)
Except where the context otherwise requires, references in this Code to the "Company" collectively refer to the Company and its subsidiaries.

(2)
Contract personnel temporarily employed by the Company to (i) address increases in workload in a given area or (ii) work on a particular project, are not full time Company employees. Nevertheless, unless otherwise indicated, the term "employees" includes both Company employees and contract personnel. In addition, any consultant, representative, agent, contractor or subcontractor utilized by the Company is prohibited from acting on the Company's behalf in any manner that is inconsistent with this Code.

General Principles

Business Ethics

        It is the policy of the Company that all employees, directors and agents maintain the highest ethical standards and comply with all applicable legal requirements when conducting Company business.

Employees

        We are committed to maintaining employment practices based on equal opportunity for all employees. We will respect each other's privacy and treat each other with dignity and respect. We are committed to providing a safe working environment and an atmosphere of open communication for all employees.

Stockholders

        We are committed to protecting and improving the value of our stockholders' investment through the prudent utilization of Company resources. We also are committed to providing full and fair disclosure of our financial condition and results of operations.

Competitors

        We are committed to competing vigorously and honestly in the information technology services and solutions industry. Our success will be based to a substantial degree on the merits of our competitive ability.

Communities

        We are committed to being a responsible corporate citizen of the communities in which we reside. We will abide by all national and local laws, and will endeavor to improve the well-being of our communities.

Introduction

        This Code governs our business decisions and actions. The integrity, reputation and profitability of the Company ultimately depend upon the individual actions of our employees and directors. Each employee and each director is personally responsible and accountable for compliance with this Code.

        This Code serves to assist in defining our ethical principles, and is not all-encompassing. This Code must be interpreted within the framework of the laws and customs of the jurisdictions in which we operate, as well as in the light of specific Company policies and common sense. Each employee and each director has the personal responsibility to apply this Code in good faith and with reasonable business judgment. Reasons such as "everyone does it," or "the competition is doing it," or "it's not illegal" are unacceptable as excuses for violating this Code. We must seek to avoid circumstances and actions that give the appearance of impropriety. This Code will be enforced equitably. Any employee who does not adhere to this Code is acting outside the scope of his or her employment.

Business Ethics

        It is the policy of the Company that all employees, directors and agents of the Company maintain the highest ethical standards and comply with all applicable legal requirements when conducting Company business. Obeying the law both in letter and in spirit is the foundation upon which the Company's ethical standards are built. Although employees and directors are not expected to know every law that is applicable to the Company, it is important that employees and directors know enough to ask questions and seek advice from supervisors, managers, lawyers or other appropriate personnel if they have any doubt regarding the legality of an action taken, or not taken, on behalf of the Company. For this reason, all employees and directors are expected to read and to familiarize themselves with this Code and the Company's other policies, standards and procedures that are applicable to them.

Business and Accounting Practices

        Compliance with generally accepted accounting principals and established internal controls is required at all times. The use of assets of the Company for any unlawful or improper purpose is strictly prohibited.

        Purchasers, vendors, royalty owners, joint interest owners and other third party entities shall be honestly and fairly dealt with, and employees and directors shall conduct business with such parties in a manner that will not impugn or jeopardize the Company's integrity or reputation.

        No payment on behalf of the Company shall be approved without adequate supporting documentation. Also, no payment shall be made with the intention or understanding that any part of the payment is to be used for any purpose other than that described by the documents supporting the payment.

Political Contributions

        Federal, State, Local and Foreign Contributions.    No funds or assets of the Company shall be used, directly or indirectly, for federal, state or local political contributions or for political contributions outside the United States, even where permitted by applicable laws, without the prior written approval of the Board of Directors.

        These prohibitions cover not only direct contributions but also indirect assistance or support of candidates or political parties through the purchase of tickets to special dinners or other fund raising events. Also prohibited is the furnishing of any goods, services or equipment to political parties or committees.

        Company-Sponsored Employee Campaign Funds.    No political campaign fund shall be formed by the Company, or on its behalf by the Company's employees or directors, without the prior written authorization of the Board of Directors.

        Individual Employee Campaign Contributions.    The viability of representative government depends upon the political election process. Therefore, the Company encourages its employees and directors, as individual citizens, to make personal political contributions to candidates, parties and committees of their choice. Under no circumstances, however, shall any employee or director be compensated or reimbursed in any way for a personal political contribution. Likewise, no employee shall be favored or prejudiced in any condition of employment or promotion as a result of making or failing to make any such contribution.

Payments and Gifts to Government Officials or Employees

        No funds or assets of the Company shall be paid, loaned, given or otherwise transferred, directly or indirectly, to any federal, state, local or foreign government official or employee or to any entity in which a government official or an employee is known to have a material interest, except in accordance with the following practices and procedures.

        Legitimate Business Transactions.    The Company shall enter into no transaction with any official, employee or entity except for a legitimate business purpose and upon terms and conditions that are fair and reasonable under the circumstances.

        Retention as Attorneys or Consultants.    No government official or employee shall be retained by the Company to perform legal, consulting or other services related to a matter within the scope of his or her official duties or the duties and responsibilities of the governmental body of which he or she is an official or employee.

        Social Amenities, Gifts and Entertainment    Under no circumstance shall the Company's relations with government officials and employees be conducted in any manner that would subject the Company to embarrassment or reproach if publicly disclosed. No gifts of substantial value shall be offered or made and no lavish entertainment shall be offered or furnished to any government official or employee. Social amenities, reasonable entertainment and other courtesies may be extended to government officials or employees only to the extent clearly appropriate under applicable customs and practices. Any expenses incurred by an employee or a director in connection therewith shall be specifically designated as such on the employee's or director's related expense account and specifically reviewed and approved by an officer (or, if the employee is an officer, another officer) of the Company.

Foreign Transactions and Payments

        Having due regard for and recognition of the responsibilities arising from and attendant to international operations, it is the Company's policy that all of its employees, directors, consultants, representatives, agents, contractors and subcontractors shall comply with the ethical standards and applicable legal requirements of each foreign country in which Company business is conducted.

        Foreign Deposits and Accounts.    All accounts established and maintained abroad by the Company shall be clearly identified on the Company's books and records in the name of the Company unless otherwise approved in writing by the Company's chief financial officer and another officer of at least vice president rank.

        All cash payments received abroad by the Company shall be promptly recorded on the Company's books of account and deposited in an account maintained with a bank or other institution approved by the Company's chief financial officer. No funds shall be maintained abroad by the Company in the form of negotiable currency except to the extent reasonably required for normal business operations.

        Sales and Purchases of Goods or Services Abroad.    All payments and billings for goods or services abroad shall be made in such a manner that public disclosure of the full details thereof will not impugn or jeopardize the Company's integrity or reputation.

        Foreign sales of goods or services by the Company shall be billed to the purchaser by written invoice setting forth, in reasonable detail, the goods or services involved and the correct amounts due the Company. Any amount billed subject to refund shall be separately identified on such invoice.

        Each payment by the Company for goods or services purchased abroad shall be supported by documentation reflecting the purpose and nature of such payment. All payments of fees and commissions to attorneys, consultants, advisors, agents, dealers and representatives shall be made by check, draft or other documentary transfer drawn to the order of the party duly entitled thereto and shall be made under written contract except where services are routine in nature and arise out of the Company's ordinary course of business.

        No payment shall be made directly to an account maintained by a party in a country other than that in which such party resides or maintains a place of business or has rendered the services for which the payment is made, except under circumstances giving no reasonable grounds for belief that the Company would thereby violate any local income tax or exchange control laws.

        Payments to Employees Working Abroad.    United States citizens employed by the Company shall comply with all applicable tax and currency control laws of their place of principal employment. No such employee residing abroad shall be paid any portion of his or her salary elsewhere than in his or her country of residence without the written approval of the Company's chief financial officer.

Employees

Equal Employment Opportunity

        It is our policy to afford equal employment opportunities to all qualified individuals in all aspects of the employment relationship.

Employee Development

        The Company is dedicated to promoting the development and enhancement of work-related skills of fulltime employees. The Company expects each full-time employee to play an important role in assessing his or her training and development needs and, if there is a concern such needs are not being met, to discuss the same with his or her supervisor.

Workplace Environment

        The Company is committed to providing its employees with a safe employment environment, free from discrimination or harassment and conducive to productive work.

Sexual and Other Unlawful Harassment

        It is the policy of the Company to treat all employees with respect and dignity. The Company prohibits any form of harassment including harassment based on an employee's gender, race, national origin, religion, age or disability.

        Harassment is verbal or physical conduct that denigrates or shows hostility or aversion toward an individual because of his or her race, color, religion, gender, national origin, age or disability, or that of his or her relatives, friends or associates, and that:

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  has the purpose or effect of creating an intimidating, hostile or offensive working environment;

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  has the purpose or effect of unreasonably interfering with an individual's work performance; or

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  otherwise adversely affects an individual's employment opportunities.

        Examples of harassing conduct include:

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  epithets, slurs or negative stereotyping, or threatening, intimidating or hostile acts, that relate to race, color, religion, gender, national origin, age or disability; and

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  written or graphic material that denigrates or shows hostility or aversion toward an individual or group because of race, color, religion, gender, national origin, age or disability and that is placed on walls or bulletin boards, in e-mail or elsewhere on the Company's premises, or circulated in the workplace.

        Unwelcomed sexual advances or requests for sexual favors constitute sexual harassment when submission to such conduct is made either explicitly or implicitly a term or condition of an individual's employment, or submission to, or rejection of, such conduct by an individual is used as a basis for employment decisions affecting such individual. Other sexually harassing conduct includes:

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  unwelcome sexual flirtations, advances or propositions;

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  verbal or written abuse of a sexual nature;

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  graphic, verbal or written comments about an individual's body;

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  sexually degrading words used to describe an individual; and

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  the display, in the workplace, of sexually suggestive objects or pictures.

        Any person who believes he or she has been or is being subjected to harassment based on his or her gender, race, national origin, religion, age or disability should bring the matter to the attention of his or her supervisor, a member of management or the local human resources manager. Any person who believes that unlawful harassment has occurred or is occurring should promptly report such conduct to one of the above persons regardless of the position of the offending person. Reports should be made as soon as possible (usually within 24 hours) to enable the Company to facilitate prompt and thorough investigations and enable the Company to eradicate harassment. Employees should not wait for a situation to become worse or unbearable before making a report.

        All complaints will be promptly investigated. It is intended that the privacy of the persons involved will be protected, except to the extent necessary to conduct a proper investigation. If the investigation substantiates that the complaint is valid, immediate corrective action designed to stop the harassment and prevent its reoccurrence will be taken. Such corrective action may, in appropriate instances, include discipline (up to and including discharge) of the offending person.

        Nothing in this policy requires any person complaining of harassment to present the matter to the individual who is the subject of the complaint. Any person who believes she or he has been or is being subjected to harassment, or who believes she or he has observed harassment, and who reports the matter pursuant to this policy, shall not be retaliated against or adversely treated, with respect to terms and conditions of employment, because of the making of the report.

        All supervisors and managers have the responsibility to eliminate all harassing behavior. This responsibility includes communicating the Company's anti-harassment policy, educating all employees under their supervision about the policy and how to use it, and enforcing the policy.

Drug and Alcohol Abuse

        Drug abuse in the workplace is strictly prohibited. Furthermore, employees are required to report to work free from the presence of illegal or prohibited drugs in their systems. Alcohol use by employees on the job, unless authorized by the Company, is also prohibited. It is the individual employee's responsibility to abide by the Company's drug and alcohol policy.

Protection of Assets

        Each employee and each director is responsible for the proper use, conservation and protection of the Company's assets. Theft, carelessness and waste have a direct impact on the Company's profitability. Company assets and equipment should only be used for legitimate business purposes, although incidental personal use of assets and equipment may be permitted in some circumstances.

Confidentiality

        Employees and directors shall maintain the confidentiality of information entrusted to them by the Company. Information that is learned about other companies (such as suppliers, customers and business partners) in the course of Company business that is not generally available to the public also must be kept confidential. The obligation to preserve confidential information shall continue even after the employment or other relationship with the Company ends. Any documents, papers, records or other tangible items that contain trade secrets or proprietary information are the property of the Company.

        Examples of confidential information include:

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  information about potential, proposed or completed acquisitions, mergers or other purchases or sales of data or technology;

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  financial information including historical, current and projected financial results, unless publicly announced;

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  information about future plans or changes in the Company's operations;

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  information about liquidity, borrowings, security offerings, security repurchases or redemptions or changes in previously disclosed financial information;

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  changes in management; and

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  information about significant litigation.

        All employees should assume that any of the type of information listed above that is received from an outside company or individual has been disclosed on the condition that it be kept confidential, whether or not there exists a written confidentiality agreement.

        Employees should not disclose confidential information to anyone except those employees or authorized representatives who have a "need to know." Precautions should be taken to avoid inadvertent disclosure. Examples of precautions that should be taken to avoid inadvertent disclosure include:

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  avoiding discussion of confidential information in public places;

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  keeping sensitive documents in secure areas or in envelopes or folders marked "confidential" as appropriate; and

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  ensuring that documents are not left in non-secure locations such as the photocopy room or at the facsimile machine.

Electronic and Computer Policy

        Purpose.    The Company maintains appropriate computer hardware, electronic mail system, software and Internet access to assist in conducting the business of the Company. In general, the Company allows employees to utilize the computer system for personal business. However, such usage should not violate any of the policies of the Company (such as policies outlined in the Perficient Employee Manual) or hamper the productivity of the employee or their co-workers. Additionally, listed below are other items to be aware of when utilizing these systems.

        Property of the Company; No Right to Privacy.    The electronic mail system hardware/software is Company property. Electronic messages are public communication and are not private. The Company reserves the right to review, audit, intercept, access and disclose within the Company or to law enforcement or other third parties all communications (including text and images) created, received or sent over the electronic mail or Internet system for any purpose without the prior consent of the sender or the receiver. The Company may advise appropriate officials of any illegal activities.

        Content of Messages.    Messages distributed over Company or division-wide e-mail addresses should be related to the business of the Company and appropriate distribution lists should be used based on the content of the message. The electronic mail or Internet system may not be used to solicit or proselytize for commercial ventures, religious or political causes, outside organizations or other non job related solicitations.

        The electronic mail or Internet system is not to be used to create any offensive or disruptive messages. Among those that are considered offensive are any messages that contain sexual implications, racial slurs, gender specific comments or any other comment that offensively addresses someone's age, sexual orientation, religious or political beliefs, national origin or disability.

        Copyrighted and Other Protected Materials.    Neither the electronic mail system nor the Internet is to be used to send (upload) or receive (download) copyrighted materials, trade secrets, proprietary financial information or similar materials without prior authorization.

Conflicts of Interest

        The term "conflict of interest" describes any circumstance that could cast doubt on a person's ability to act with total objectivity with regard to the Company's interests. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board. Any employee or director who becomes aware of a conflict should bring it to the attention of a supervisor, management or other appropriate personnel. All employees must deal with vendors, customers and others doing business with the Company in a manner that avoids even the appearance of conflict between personal interests and those of the Company.

        Although it is impossible to list all potential conflict of interest situations, the following examples represent a few situations where a conflict of interest could arise:

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  a direct or indirect financial interest in any business or organization that is a Company vendor or competitor, if the employee or director can influence decisions with respect to the Company's business with respect to such business or organization;

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  serving on the board of directors of, or being employed in any capacity by, a vendor, competitor or customer of the Company; and

        Relationships, including business, financial, personal and family, may give rise to conflicts of interest or the appearance of a conflict. Employees should carefully evaluate their relationships as they relate to Company business to avoid conflict or the appearance of a conflict. To avoid conflicts of interest or the appearance of a conflict:

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  Employees and directors should not have an undisclosed relationship with, or financial interest in, any business that competes or deals with the Company; provided that the ownership of less than

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  1% of the outstanding shares, units or other interests of any class of publicly traded securities is acceptable.

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  Employees are prohibited from directly or indirectly competing, or performing services for any person or entity in competition with, the Company.

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  Employees should comply with the policies set forth in this Code regarding the receipt or giving of gifts, favors or entertainment.

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  A full-time employee should obtain the approval of his or her supervisor before serving as a trustee, regent, director or officer of a philanthropic, professional, national, regional or community organization or educational institution. This policy applies where significant time spent in support of these functions may interfere with time that should be devoted to the Company's business.

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  Employees may not sell or lease equipment, materials or property to the Company without appropriate corporate authority.

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  Employees should purchase Company equipment, materials or property only on terms available to the general public.

        The Company recognizes that the exercise of judgment is required in determining the applicability of this conflicts of interest policy to any given situation. Primary responsibility for conduct within the letter and spirit of this policy must rest with each employee.

Corporate Opportunities

        Employees and directors are prohibited from:

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  taking for themselves or family members or affiliates opportunities that are discovered through the use of corporate property, information or position; and

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  using corporate property, information or position for direct or indirect personal gain.

Non-employee directors are not prohibited from, and the Company hereby renounces any interest or expectancy in, pursuing any opportunity that is presented to a non-employee director other than primarily in such person's capacity as a director of the Company.

Vendors

        It is our policy to purchase all equipment and services on the basis of competitive pricing or merit. Company vendors will be treated with integrity and without discrimination.

Gift Giving and Receiving

        The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships. No gift, favor or entertainment with respect to existing or potential customers, suppliers or business partners of the Company or otherwise relating to Company business should ever be offered, given, provided or accepted by any employee or director or any family member of an employee or director unless it:

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  is not a cash gift;

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  is consistent with customary business practices;

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  is not excessive in value;

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  cannot be construed as a bribe or payoff;

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  does not violate any laws or regulations; and

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  is in accordance with previously approved practices or is approved in advance by the employee's supervisor or an officer of the Company.

Communication

        The Company is committed to providing communication channels that encourage self-expression and open dialog relative to responsible opinions, attitudes and concerns. The Company is also committed to follow-up on those expressions and to ensure proper management response. Each employee and each director is encouraged and expected to direct his or her questions or concerns regarding this Code and its application to the affairs of the Company to his or her supervisor, a member of management or the local human resources manager.

Consultants, Representatives, Agents, Contractors and Subcontractors

        Consultants, representatives, agents, contractors and subcontractors of the Company must not act on the Company's behalf in any manner that is inconsistent with this Code or any applicable laws or regulations.

Record Keeping and Reporting Obligations

Accuracy of Company Records

        Company supervisors are responsible for maintaining an effective system of administrative and accounting controls in their areas of responsibility. Internal controls provide the Company with a system of "checks and balances" to help insure that administrative and accounting policies are complied with throughout the organization. In addition to being necessary and good business practice, this policy promotes compliance with applicable securities laws. Administrative controls promote organizational effectiveness and help establish a uniform direction for employee efforts.

        In administering the system of internal controls, supervisors should communicate to their subordinates all Company policies that apply to their job. Supervisors also should show leadership in adhering to the policies and enforcing them. Reasonable procedures for carrying out Company policies and preventing deviations should be established. In keeping with the Company's management style, supervisors have considerable discretion in developing these procedures, which should be kept to a minimum within the spirit of the requirements of this policy. If deviations from policy do occur, appropriate (i.e., fair, but firm) disciplinary action may be necessary.

        In carrying out their responsibility for administering accounting controls, supervisors must ensure that:

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  business transactions of all kinds are executed by employees authorized to do so;

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  access to assets of all kinds (e.g., cash, inventory, property, etc) is permitted only with authorization by appropriate management levels;

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  business transactions are reported as necessary to (a) permit preparation of accurate financial and other records and (b) clearly reflect the responsibility for assets; and

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  records identifying the responsibility for assets are compared with actual assets at reasonable intervals and appropriate action is taken if there are discrepancies.

        Supervisors should ensure that records are timely made and accurately and fairly represent all business transactions. This means that:

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  all assets and transactions must be recorded in normal books and records;

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  no unrecorded funds shall be established or maintained for any purpose;

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  records shall not be falsified in any manner; and

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  oral and written descriptions of transactions, whether completed or contemplated, must be full and accurate and special care must be exercised in describing transactions to those responsible for the preparation or verification of financial records to avoid any misleading inferences.

Record Retention

        The retention or disposal of Company records shall be in accordance with established policies and legal requirements.

Financial Code of Ethics

        The Company's Financial Code of Ethics (the "Financial Code") contains the ethical principles by which the chief executive officer, chief financial officer and controller or principal accounting officer or, if no person holds any of such offices, the person or persons performing similar functions (the "Senior Financial Officers") are expected to conduct themselves when carrying out their duties and responsibilities. The Financial Code is attached to this Code as Addendum A and is incorporated herein by reference. All employees (including the Senior Financial Officers) and directors of the Company should carefully review and understand the Financial Code.

Reporting Obligations and Compliance

        The Company proactively promotes accurate and timely disclosure of material information relating to the Company, its results of operations and its financial condition. Accordingly, employees shall promptly bring to the attention of the chief financial officer of the Company:

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  any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings; and

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  any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data, (b) false or materially inaccurate records or (c) any fraud, whether or not material.

Employees also may report such matters confidentially and anonymously by following certain complaint and reporting procedures as to be determined by the Audit Committee and published on the Company's website.

        The Company does not permit retaliation of any kind for good faith reports of possible ethical or legal violations or of other material information. Persons making a report knowing it is false or willfully disregarding its truth or accuracy, or engaging in any other bad faith use of the reporting system, are in violation of this Code.

Compliance with Laws and Company Policies

        It is the policy of the Company that all employees and directors of the Company and all consultants, representatives, agents, contractors and subcontractors utilized by the Company maintain the highest ethical standards and comply with all applicable legal requirements when conducting Company business. Obeying the law both in letter and in spirit is the foundation upon which the Company's ethical standards are built. Although employees and directors are not expected to know every law that is applicable to the Company, it is important that employees and directors know enough to ask questions and seek advice from supervisors, managers, lawyers or other appropriate personnel if they have any doubt regarding the legality of an action taken, or not taken, on behalf of the Company. For this reason, all employees and directors are expected to read and to familiarize themselves with this Code and the Company's other policies, standards and procedures that are applicable to them.

Insider Trading and Transactions in Company Securities

        Purchasing or selling, whether directly or indirectly, securities of the Company while in possession of material non-public information is both unethical and illegal. Employees and directors also are prohibited by law from disclosing material non-public information to others who might use the information to directly or indirectly place trades in the Company's securities.

        Pursuant to the rules under the Securities Exchange Act of 1934, most purchases or sales of securities of the Company by directors, executive officers and 10% stockholders must be disclosed within two business days of the transaction. Employees and directors who are subject to these reporting requirements must comply with the Company's policies and procedures regarding short-swing trading and reporting requirements.

Health, Safety and Environmental Matters

        The Company will conduct its operations in a manner that safeguards the environment. The Company believes the promotion of health, safety and sound environmental practice to be of fundamental importance to the welfare of the Company and its stockholders and employees. In this regard, the Company has established policies, procedures and plans for the conduct of its operations in compliance with applicable environmental laws and regulations that must be complied with by all employees. Communication from employees on health, safety and environmental matters is invited by management and is seen as being a key factor in achieving the Company's goals.

Foreign Corrupt Practices Act

        The Foreign Corrupt Practices Act (the "FCPA") prohibits covered companies (including the Company) and their stockholders, directors, agents, officers and employees from directly or indirectly offering, promising to pay or authorizing the payment of any money or anything of value to a foreign official for the purpose of:

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  influencing any act or decision of the foreign official;

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  inducing the foreign official to do or omit doing any act in violation of his lawful duty; or

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  inducing the foreign official to use his influence to assist in obtaining or retaining business for or directing business to any person.

        The FCPA also prohibits the offering or paying of anything of value to any person if it is known that all or part of the offer or payment will be used for the prohibited acts noted above. This covers situations in which intermediaries (for example, foreign affiliates or agents) are used to channel payoffs to foreign officials.

        The term "foreign official" is defined quite broadly in the FCPA to encompass any person acting in an official capacity on behalf of a foreign government, agency, department or instrumentality, including state-owned business enterprises. Further, the FCPA includes within the term "foreign official" any foreign political party, officials of a political party and candidates for foreign political office (or their representatives).

        Making payments of the type enumerated above is strictly prohibited. Any employee or director who makes or receives any such payment is subject to action by the Company (including immediate termination) as well as to the legal consequences of applicable federal, state or foreign law and any attendant criminal or civil sanctions.

        On occasion, a minor payment to a foreign government employee may be required in order to expedite or secure the performance of routine governmental action. Such "facilitating payments" may not violate the FCPA or any applicable local (foreign) law or custom if made for the purpose of expediting (rather than influencing) a particular decision that is classified as a "routine governmental action." The term "routine governmental action" only includes those actions that are ordinarily and commonly performed by a foreign official in:

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  obtaining permits, licenses or other official documents to qualify a person to do business in a foreign country;

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  processing governmental papers, such as visas and work orders;

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  providing police protection, mail pick-up and delivery or scheduling inspections associated with contract performance or inspections related to transit of goods across country;

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  providing phone service, power and water supply, loading and unloading cargo or protecting perishable products or commodities from deterioration; or

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  actions of a similar nature.

Specifically excluded from the term "routine governmental action" is any decision as to whether, or on what terms, to award new or continuing business or to encourage such a decision.

        Facilitating payments must be strictly controlled, and every effort should be made to eliminate or minimize such payments. Since the law is complex and may cause some confusion as to the propriety of making facilitating payments, no approval for a facilitating payment may be given until it has been determined that such payment is consistent with all applicable laws and the following criteria:

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  the assistance sought on the Company's behalf and for which payment is made is clearly action that is routine governmental action that the person receiving the payment is legally required to provide;

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  the payment is made only to facilitate the action;

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  such a payment is customary in the geographical area in question; no reasonable alternative to making the payment exists; and

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  the duties of the person receiving the payment are determined to be routine governmental action by the senior Company official in the country involved, if any, in consultation with local counsel, if available, and in consultation with the Company's legal counsel.

        Facilitating payments must be fully and completely accounted for and reported in the books and records of the Company. Accordingly, all facilitating payments shall be recorded in the general ledger of the appropriate entity in a separate general/subsidiary ledger account to be designated by the controller of the Company. As soon as practicable after the end of each quarter, the controller shall prepare a report of facilitating payments made during the quarter just ended by each affected entity for review by the applicable local representative of the Company, the Company's legal counsel and the

Audit Committee of the Board. The recipients of the report shall review the same to determine that any payments made during the period under review were of the nature permitted by this Code.

Sanctions for Violation of the FCPA

        The following sanctions may be imposed for violations of the FCPA:

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  a company may be fined up to $2,000,000 plus be subjected to a $10,000 civil penalty for each violation; and

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  an officer, employee, director, stockholder or agent who willfully violates the FCPA may be fined up to $100,000, imprisoned up to five years or both plus be subject to a $10,000 civil penalty for each violation.

The FCPA specifically prohibits the Company from paying, directly or indirectly, any fine imposed upon an officer, employee, director, stockholder or agent.

        Any questions concerning the policies set forth above or the FCPA should be directed to the Company's legal counsel.

Antitrust Compliance

        The objective of the U.S, antitrust laws is to promote competition and to prevent any unlawful combination or conspiracy among competitors. This objective is accomplished by a prohibition against unreasonable restraints of trade, both in the United States and abroad. Many foreign countries have similar laws. The Company is committed to abiding by the antitrust laws of every jurisdiction in which the Company does business. Each employee and each director is responsible for compliance with applicable antitrust laws.

        Under U.S. law, certain agreements with competitors are unlawful per se (i.e., "in and of themselves") and no question as to their reasonableness from a business or commercial viewpoint is allowed. The law provides severe criminal and civil penalties for per se violations. Such violations include agreements or understandings with any competitor to:

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  fix, stabilize or control prices, including resale prices;

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  allocate products, customers or territories;

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  boycott certain customers or suppliers; or

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  refuse to engage in the manufacture or sale of, or to limit production or sale of, any product or product line.

Agreements with customers that restrict a customer's resale prices are also unlawful per se. In no event shall any employee or director engage in any discussions, agreements or understandings with any competitor (whether by telephone, correspondence, at meetings or otherwise) with respect to any matter that would constitute a per se violation of antitrust laws. This prohibition against discussion of prices includes proposed price changes, price deviations and any form of price stabilization.

        In addition to agreements that are unlawful per se, other agreements with competitors or customers can violate U.S. antitrust laws. Whether or not these other agreements are unlawful is determined by the "Rule of Reason" test. Under this test the courts determine whether (in light of the particular facts) a certain transaction, practice or other agreement results in an "unreasonable" restraint of trade. Since such a determination involves a legal analysis of the reasonableness of the action, the purposes of the parties and the probable effects upon competition, it is essential that legal advice be obtained on a continuing basis.

        Employees and directors should seek legal advice from the Company's legal counsel whenever any question arises as to the possible application of antitrust laws and be guided by the advice received.

Timely Reporting

        All reports and other filings with governmental agencies shall be filed in a timely manner in compliance with applicable laws.

Illegal or Unethical Behavior

        The Company proactively promotes ethical behavior. Employees should report violations of applicable laws, rules and regulations (including the listing standards of the NASDAQ), this Code or any other code, policy or procedure of the Company to appropriate personnel or via the address published on the Company's website as described below under the heading "How to Report Illegal or Unethical Behavior." Officers of the Company should report any such violation to the chief executive officer and the chief financial officer. Employees and directors are expected to cooperate in internal investigations of misconduct. Management and the senior internal auditing executive shall report to the Audit Committee of the Board any material violation of applicable laws, rules or regulations (including the listing standards of the NASDAQ), this Code or any other code, policy or procedure of the Company relating to compliance with applicable laws, rules and regulations.

How to Report Illegal or Unethical Behavior

        If an employee encounters a situation that may involve illegal or unethical behavior, the employee should:

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  Make sure to have all the facts.    In order to reach the right solutions, all relevant information must be known.

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  Ask what he or she specifically is being asked to do and whether it seems unethical or improper.    This will enable employees to focus on the specific question, and the alternatives he or she has. If something seems unethical or improper, it probably is.

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  Understand each person's individual responsibility and role.    In most situations, there is shared responsibility. Are other colleagues informed? It may help to get others involved and discuss the problem.

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  Discuss the problem with a supervisor.    This is the basic guidance for all situations. In many cases, supervisors will be more knowledgeable about the question and will appreciate being brought into the decision making process.

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  Seek help from Company resources.    In the rare case where it may not be appropriate to discuss an issue with a supervisor, or where a supervisor is not available to answer a question, employees should discuss it with the local office manager or human resources manager. If that also is not appropriate or if a satisfactory resolution is not obtained, employees should use the independent address established by the Company. The address is posted on the Company's website. Please see the Complaint and Reporting Procedures attached to this Code as Addendum B.

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  Report ethical violations in confidence and without fear of retaliation.    If the situation so requires, an employee's anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

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  Always ask first, act later.    When unsure of what to do in any situation, employees should seek guidance and ask questions before the action in question is taken.

Waivers

        Consents obtained pursuant to this Code, or waivers of any provision of this Code, shall be made only by the Nominating Committee of the Board; provided that such committee may defer such matters to the full Board. Persons seeking a waiver should be prepared to disclose all pertinent facts and circumstances, respond to inquiries for additional information, explain why the waiver is necessary, appropriate or in the best interest of the Company and comply with any procedures that may be required to protect the Company in connection with a waiver. If a waiver of this Code is granted for an executive officer or director, appropriate disclosure will promptly be made in accordance with applicable laws, rules and regulations (including the listing standards of the NASDAQ).

Violations

        Each person is accountable for his or her compliance with this Code. Violations of this Code may result in disciplinary action against the violator, including counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment or restitution. Each case will be judged on its own merits.

Consultants, Representatives, Agents, Contractors and Subcontractors

        Consultants, representatives, agents, contractors and subcontractors of the Company must not act on the Company's behalf in any manner that is inconsistent with this Code or any applicable laws or regulations.

QuickLinks

  Exhibit 14.1
PERFICIENT, INC. CORPORATE CODE OF BUSINESS CONDUCT AND ETHICS
PERFICIENT, INC. CORPORATE CODE OF BUSINESS CONDUCT AND ETHICS Effective as of April 26, 2004